EXHIBIT 99.1

COMMUNITY
CAPITAL                                              NEWS
CORPORATION                                          RELEASE
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
For Further Information:
R. Wesley Brewer, Executive VP/CFO        or         David L. Johns, VP
CapitalBank                                          Enterprise Bank of South Carolina
864/941-8290                                         803/267-3191
email: wbrewer@capitalbanksc.com                     enterprisebanksc@mindspring.com
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January 29, 2001

FOR IMMEDIATE RELEASE

           CAPITALBANK AND ENTERPRISE BANK OF SOUTH CAROLINA ANNOUNCE
                  AGREEMENT ON THE SALE OF FIVE BRANCH OFFICES

GREENWOOD, SC - CapitalBank in Greenwood, South Carolina and Enterprise Bank of
South Carolina in Ehrhardt, South Carolina, announced today the signing of a definitive agreement for Enterprise Bank of South Carolina to acquire five branch offices of CapitalBank, located in Barnwell, Blackville, Williston, Springfield, and Salley. The five branch offices have total deposits of approximately $70 million. The transaction is expected to be completed during the second quarter of 2001, pending regulatory approval and certain other conditions of closing. The terms of the transaction were not disclosed.

W. H. Varn, Jr., President/CEO of Enterprise Bank of South Carolina stated,
"We are very excited about the acquisition and welcome these five new offices into our Enterprise Bank family."

William G. Stevens, President/CEO of CapitalBank, stated "We are confident that this transaction will be received positively by the customers, employees, and shareholders in the Barnwell communities, as Enterprise Bank has had a strong community banking reputation in that area for many years. At the same time, this sale fits very well with the long term strategies of our company as it allows us to concentrate our efforts and resources on a more concise geographic area of the upstate."

Enterprise Bank of South Carolina has $180 million in total assets and operates eight banking offices is the Low Country of South Carolina.

CapitalBank is a subsidiary of Community Capital Corporation in Greenwood, South
Carolina. Community Capital Corporation has $422 million in total assets and 17 banking offices throughout the state of South Carolina. Community Capital
Corporation's common stock trades on the American Stock Exchange under the symbol "CYL". Additional information about Community Capital Corporation is available on its web site at www.comcapcorp.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Quarterly Report on Form 10-Q for the quarter ended
September 30, 2000.


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